Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-269296

Prospectus Addendum to the Amendment No. 1, to the Prospectus Supplement No. 2, dated April 25,

2008 to the Prospectus dated February 13, 2023 and the Prospectus Supplement dated February 13, 2023.

GS Finance Corp. Medium-Term Notes, Series A guaranteed by The Goldman Sachs Group, Inc.

Strategy-Linked Notes due 2038

(Linked to the Goldman Sachs Enhanced Strategy on

the Dow Jones-AIG Commodity Total Return Index)

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs may, use this prospectus addendum, the accompanying amendment no. 1 to the prospectus supplement no. 2, dated April 25, 2008 (which we refer to as the “amended product supplement” below), the accompanying prospectus supplement dated February 13, 2023 relating to Medium-Term Notes, Series A of GS Finance Corp., and the accompanying prospectus dated February 13, 2023 of GS Finance Corp., in connection with market-making transactions of Strategy- Linked Notes due 2038 (Linked to the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index) (which we refer to as the “notes” below) that were originally issued under a similar prospectus supplement for Medium-Term Notes, Series A of GS Finance Corp., with a date earlier than February 13, 2023, and a similar prospectus of GS Finance Corp., with a date earlier than February 13, 2023. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum, the amended product supplement, the accompanying prospectus supplement dated February 13, 2023 relating to Medium-Term Notes, Series A of GS Finance Corp., and the accompanying prospectus dated February 13, 2023 of GS Finance Corp. are used in connection with a market-making transaction of the notes, you should note that the accompanying prospectus supplement dated February 13, 2023 relating to Medium-Term Notes, Series A of GS Finance Corp. supersedes the earlier prospectus supplement, and the accompanying prospectus dated February 13, 2023 of GS Finance Corp. supersedes the earlier prospectus. When you read the amended product supplement with the specific terms of the notes, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated February 13, 2023 relating to Medium-Term Notes, Series A of GS Finance Corp., and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated February 13, 2023 of GS Finance Corp.

You should read the terms of the amended product supplement, which describes the specific terms of the notes, together with the accompanying prospectus supplement dated February 13, 2023 relating to Medium-Term Notes, Series A of GS Finance Corp. and the accompanying prospectus dated February 13, 2023 of GS Finance Corp.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated February 13, 2023.